Note: Portions of this agreement have been redacted because such redacted information is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CRAFT — Craft Canning LLC – Hemp-Derived Product Co-Packing Sales Confirmation

INFUZED BRANDS January 30th, 2020

[illegible]

NAME: INFUZED Brands	
ADDRESS	
PRIMARY CONTACTS: Roop Mundi	
PHONE NUMBER: 604-306-1391	
EMAIL: roop@infuzedbrands.com	
ACCOUNTING CONTACT:	Roop Mundi
ACCOUNTING PHONE NUMBER:	604-306-1391
ACCOUNTING EMAIL ADDRESS:	roop@infuzedbrands.com

[illegible]

PRODUCT(S) TO BE PACKAGED: 15 gallons of one sku to be blended and canned into 12oz standard BPANI generation II cans [redacted]

QUANTITY: Yield TBD- goal to yield as many cans as possible

SUPPLIED BY CRAFT:	Blending [redacted]
SUPPLIED BY CLIENT:	Formula, flavor components [redacted] specs, QC requirements [redacted] out of finished product.
ADDITIONAL NOTES: (e.g., mixing, preservatives, etc)	Craft to blend per received documents from INFUZED BRANDS.

[illegible]

*SAMPLE RUN PRICE/ SKU: $[redacted] sku of one sku.

*Final case count will very, Craft will yield as many cans as possible

[illegible]

50% DOWN (PAYMENT TO SCHEDULE	X	DATE RECEIVED [redacted]
$20.00 BALANCE NET 30	☐	DATE RECEIVED:

[illegible] OPTIONS

COMPANY STATEMENT LETTER	☐	DATE RECEIVED:
FOOD SCIENTIST/ FLAVOR HOUSE LETTER	☑	DATE RECEIVED: 11/15/19
PROCESS AUTHORITY LETTER	☐	DATE RECEIVED:

[illegible]

GROWER LICENSE RECEIVED	☑	DATE RECEIVED: 12/4/19
HANDLER/PROCESOR LICENSE RECVD	☐	DATE RECEIVED:

[illegible]

CBD INGREDIENT THC COA	☑	DATE RECEIVED: 11/15/19

PESTICIDES	☑	DATE RECEIVED: 11/15/19
SOLVENTS (If applicable)	☑	DATE RECEIVED: 11/15/19

SCHEDULING (CRAFT CANNING TO COMPLETE)

RUN DATE(S) SCHEDULED	
*First run dates scheduled at earliest available date upon receipt of 50% deposit	

SHIP IN AND FINISHED PRODUCT PICK-UP LOCATION or please line up shipping of your product(s)

10100 SE Main Street
Milwaukie, OR, 97222

BY SIGNING BELOW, CUSTOMER AGREES TO THE [illegible]

CRAFT CANNING LLC	BUYER: Infuzed Brands
NAME: Todd Garrett	NAME: Corey Mundy
SIGNATURE: [signature]	SIGNATURE: [signature]
TITLE: CEO	TITLE: COO
DATE: 1/31/2020	DATE: 01-30-20

By submitting any future order for co-packing services to be performed by Craft Canning LLC related to hemp-derived products, Client agrees that the attached Terms and Conditions will govern such order, regardless of whether a new Sales Confirmation is executed by the parties.

STANDARD TERMS AND CONDITIONS FOR HEMP-DERIVED PRODUCT CO-PACKING

1. Background. Craft Canning LLC, an Oregon limited liability company ("**Provider**"), is in the business of providing co-packing services to beverage manufacturers. Co-packing services consist of mixing beverages per client instructions and filling and sealing cans, bottles, or other containers ("**Containers**"). Client, as set forth below ("**Client**"), now wishes to engage Provider to perform the Services pursuant to terms of this Agreement.

2. Definitions. The following terms have the meanings set forth below:

"**CBD**" means cannabidiol, Chemical Abstracts Service Number 13956-29-1.

"**Finished Product**" means the resultant items after Provider has performed the Services, i.e., packaged liquids intended for human consumption.

"**Raw Materials**" means all composite and combined ingredients, including, but not limited to, hemp- or industrial hemp (as defined by applicable federal and state laws and regulations)-derived substances, intended for human consumption, to be placed in Containers by Provider pursuant to this Agreement. "Raw Materials" does not include any preservatives, including, but not limited to Velcorin, if requested from Provider by Client.

"**Services**" means solely the co-packing, i.e., bottling, canning, or otherwise filling and sealing Containers provided by either Client or Provider, as applicable, with Raw Materials provided by Client, at Provider's designated location ("**Provider's Location**"). "Services" shall never include the possession, manufacture, transportation, distribution, sale, marketing, or advertising of Raw Materials or Finished Products. If agreed upon by the parties as indicated in the executed Sales Confirmation, "Services" may include the procurement from one or more third parties of certain specified non-hemp-derived ingredients or preservatives, such as Velcorin.

"**THC**" means delta-9 tetrahydrocannabinol or tetrahydrocannabinolic acid.

"**Total THC**" means the molar sum of delta-9 tetrahydrocannabinol and tetrahydrocannabinolic acid.

3. Applicability.

(a) These terms and conditions of sale (these "**Terms**") are the only terms which govern the sale of Services by Provider to Client.

(b) The electronic or other written communications between the parties regarding Client's order for Services to be performed by Provider, and Provider's written confirmation of such order (the "**Sales Confirmation**") and these Terms (collectively, this "**Agreement**") comprise the entire agreement between the parties, and supersede all prior or contemporaneous understandings, agreements, negotiations, representations and warranties, and communications, both written and oral. These Terms prevail over any of Client's general terms and conditions of purchase regardless of whether or when Client has submitted any such terms. Fulfillment of Client's order does not constitute acceptance of any of Client's terms and conditions and does not serve to modify or amend these Terms.

4. Performance of Services and Provision of Finished Products.

(a) The Services will be performed and the Finished Products will be furnished to Client at Provider's Location for pickup within a reasonable time after Provider's acceptance of the Sales Confirmation, subject to Provider's availability to perform the Services at Provider's Location and run dates as set forth in the Sales Confirmation.

(b) Client shall promptly (i) cooperate with Provider in all matters relating to the Services; (ii) respond to any Provider request to provide direction, information, approvals, authorizations, or decisions that are reasonably necessary for Provider to perform Services in accordance with the requirements of this Agreement; (iii) provide such client materials or information as Provider may request to carry out the Services in a timely manner and ensure that such Client materials or information are complete and accurate in all material respects; and (iv) obtain and maintain all necessary licenses and consents and comply with all applicable laws in relation to the Services before the date on which the Services are to start.

5. Client's Obligations.

(a) The parties acknowledge and agree that Client retains title and risk of loss for all Raw Materials and Finished Products at all times.

(b) Client shall deliver twelve (12) sample Containers and associated Finished Product specifications to Provider's Location at least ten (10) days prior to the date upon which the Services are scheduled to begin as set forth in the Sales Confirmation. Should Provider, in its sole discretion, find the twelve (12) sample Containers and Finished Product Specifications to be insufficient for Provider to carry out the Services, Provider may (i) opt to cancel this Agreement in its entirety with no further obligations between Provider and Client or (ii) allow Client to deliver twelve (12) new sample Containers and/or new Finished Product specifications to Provider. In the latter case, Provider may reschedule the Services accordingly.

(c) Client shall deliver all Raw Materials to Provider's Location at least five (5) days before the date the Services are scheduled to begin as set forth in the Sales Confirmation. Should Provider, in its sole discretion, find the Raw Materials to be insufficient for Provider to carry out the Services, Provider may opt to (i) cancel this Agreement in its entirety with no further obligations between Provider and Client or (ii) allow Client to deliver new Raw Materials to Provider. In the latter case, Provider may reschedule the Services accordingly.

(d) If Provider's performance of its obligations under this Agreement is prevented or delayed by any act or omission of Client or its agents, subcontractors, consultants, or employees, Provider shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges, or losses sustained or incurred by Client, in each case, to the extent arising directly or indirectly from such prevention or delay, including, without limitation, acts or omissions of Provider arising directly or indirectly from Client's failure to make available on a timely basis any resources required to complete the Services, including sample Containers and specifications as set forth in Section 5(b) and Raw Materials as set forth in Section 5(c).

(e) Contemporaneously with the signing of the Sales Confirmation, Client shall provide Provider with a statement attesting to the shelf stability ("**Stability Statement**") of the Finished Product in the form of any of the following: (i) a statement on Client's letterhead signed by an officer, manager, member, or authorized representative of Client; (ii) a statement signed by a duly credentialed food scientist, or (iii) a letter signed by an industry-recognized Process Authority. Provider, in its sole discretion, reserves the right to accept or reject Client's Stability Statement. If Provider rejects the Stability Statement, Provider may (i) opt to cancel this Agreement in its entirety with no further obligations between Provider and Client or (ii) allow Client to deliver a new Stability Statement. If Provider accepts any new Stability Statement, Provider may reschedule the Services accordingly.

6. Inspection and Rejection of Nonconforming Products and Services; Insurance.

(a) Client shall inspect the Finished Products within ten (10) days following completion of the Services and provision to Client of three (3) filled and finished cases (generally 24 Containers per case), one each from the first third, second third, and last third of the line of Finished Products ("**Inspection Period**"). Client will be deemed to have accepted the Services unless it notifies Provider in writing of any Nonconforming Deliverables during the Inspection Period and furnishes such written evidence or other documentation as reasonably required by Provider. "**Nonconforming Deliverables**" means only Finished Products with leakage from points of seal or otherwise ruptured.

(b) If Client timely notifies Provider of any Nonconforming Deliverables, Provider may, in its sole discretion, credit or refund the actual amount paid by Client for the Nonconforming Deliverables. For the avoidance of doubt, the phrase "amount paid by Client for the Services" does not relate to the retail value of the Raw Materials, Finished Product, Nonconforming Deliverables, or other materials sold by Client to its customers.

(c) Client must carry sufficient product liability insurance and general liability insurance.

7. Price. Client shall purchase the Services from Provider at the price quoted in the executed Sales Confirmation. All Prices are exclusive of all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Client. Client shall be responsible for all such charges, costs and taxes; provided, that, Client shall not be responsible for any taxes imposed on, or with respect to, Provider's income, revenues, gross receipts, personal or real property, or other assets.

8. Payment Terms. Client shall pay all invoiced amounts due to Provider in accordance with the terms set forth in the executed Sales Confirmation. Client shall make all payments hereunder by wire transfer, check, or other payment method approved by Provider in writing and in US dollars. Client shall pay interest on all late payments as set forth in the executed Sales Confirmation. Client shall reimburse Provider for all costs incurred in collecting any late payments, including, without limitation, attorneys' fees. In addition to all other remedies available under these Terms or at law (which Provider does not waive by the exercise of any rights hereunder), Provider shall be entitled to suspend delivery of any Finished Products or performance of any Services if Client fails to pay any amounts when due hereunder and such failure continues for such periods as set forth the executed Sales Confirmation. If payment terms are not clearly defined by the executed Sales Confirmation, the default payment terms of this Agreement are fifty percent (50%) due and payable from Client to Provider at the time the Services are scheduled, twenty percent (20%) due and payable from Client to Provider at some time prior to the

delivery of the Raw Materials from Client to Provider, and thirty percent (30%) within thirty (30) calendar days after the date upon which the Services are completed and the Finished Products are collected by Client.

9. <u>No Provider Warranties</u>.

(a) TO THE MAXIMUM EXTENT ALLOWED BY LAW, PROVIDER MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE SERVICES OR FINISHED PRODUCTS, INCLUDING ANY (i) WARRANTY OF MERCHANTABILITY; (ii) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (iii) WARRANTY OF TITLE; OR (iv) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE.

(b) PROVIDER MAKES NO WARRANTY OF SHELF STABILITY AND MAKES NO WARRANTY REGARDING THE ADDITION OF VELCORIN OR ANY OTHER PRESERVATIVE OR INGREDIENT SOURCED BY PROVIDER OR THIRD PARTY.

(c) PROVIDER MAKES NO WARRANTY OR REPRESENTATION REGARDING THE EFFICACY OF ANY RAW MATERIALS OR FINISHED PRODUCT FOR ANY PARTICULAR USE OR PURPOSE.

(d) PROVIDER MAKES NO WARRANTY OR REPRESENTATION REGARDING THE CBD, THC, OR TOTAL THC CONTENT OF ANY RAW MATERIALS OR FINISHED PRODUCT.

10. <u>Client's Warranties.</u>

(a) CLIENT REPRESENTS AND WARRANTS THAT ALL RAW MATERIALS (AND, THEREFORE FINISHED PRODUCT) AND THE POSSESSION, MANUFACTURE, TRANSPORTATION, DISTRIBUTION, SALE, MARKETING, OR ADVERTISING OF ALL RAW MATERIALS (AND THEREFORE FINISHED PRODUCT) COMPLY WITH ALL APPLICABLE FEDERAL, STATE, AND LOCAL LAWS AND REGULATIONS, INCLUDING, BUT NOT LIMITED TO, THE FEDERAL FOOD, DRUG, AND COSMETIC ACT, THE AGRICULTURE IMOPRVEMENT ACT OF 2018, AND TITLE II OF THE COMPREHENSIVE DRUG ABUSE PREVENTION AND CONTROL ACT OF 1970.

(b) CLIENT REPRESENTS AND WARRANTS THAT, AS APPLICABLE, ALL RAW MATERIALS, VELCORIN AND/OR OTHER PRESERVATIVES USED TO PRODUCE THE FINISHED PRODUCT (AND, THEREFORE FINISHED PRODUCT) ARE LAWFUL IN ALL STATES AND COUNTRIES TO WHICH THE FINISHED PRODUCT MAY BE EXPORTED.

(c) CLIENT REPRESENTS AND WARRANTS THAT ANY AND ALL RAW MATERIALS THAT CONTAIN THC OR CBD ARE SOURCED FROM "INDUSTRIAL HEMP" OR "HEMP" AS THOSE TERMS ARE DEFINED IN APPLICABLE STATE OR COUNTRY OF ORIGIN STATUTES AND REGULATIONS, OREGON STATUTES AND REGULATIONS, AND FEDERAL STATUTES AND REGULATIONS.

(d) CLIENT REPRESENTS AND WARRANTS THAT ALL "INDUSTRIAL HEMP" OR "HEMP" USED IN THE PRODUCTION OF ANY RAW MATERIALS WAS CULTIVATED IN COMPLIANCE WITH FEDERAL LAW, THE STATE AND LOCAL LAWS OF THE STATE OF ORIGIN, THE STATE AND LOCAL LAWS OF OREGON, AND, IF APPLICABLE, THE EQUIVALENT LAWS OF THE COUNTRY OF ORIGIN.

(e) CLIENT REPRESENTS AND WARRANTS THAT ANY AND ALL RAW MATERIALS THAT CONTAIN THC HAVE AN AVERAGE TOTAL THC CONCENTRATION THAT DOES NOT EXCEED 0.3 PERCENT ON A DRY WEIGHT BASIS. **PROVIDER DOES NOT PERMIT ANY SUBSTANCE THAT CONTAINS GREATER THAN AN AVERAGE OF .3% TOTAL THC AT ANY OF ITS FACILITIES**.

(f) CLIENT REPRESENTS AND WARRANTS THAT ANY AND ALL SOURCE "INDUSTRIAL HEMP" OR "HEMP" USED TO PRODUCE ANY RAW MATERIALS PASSED PRE-HARVEST POTENCY (THC OR TOTAL THC, AS APPLICABLE) TESTING REQUIRED BY THE STATE OF ORIGIN, OREGON, AND FEDERAL STATUTES AND REGULATIONS TO ESTABLISH THAT THE SOURCE "INDUSTRIAL HEMP" OR "HEMP" CONTAINED 0.3 PERCENT OR LESS THC OR TOTAL THC, AS APPLICABLE, ON A DRY WEIGHT BASIS.

(g) CLIENT REPRESENTS AND WARRANTS THAT ANY AND ALL RAW MATERIALS THAT CONTAIN THC PASSED ANY AND ALL TESTING REQUIRED BY THE STATE OF ORIGIN, OREGON, AND FEDERAL STATUTES AND REGULATIONS TO ESTABLISH THAT THE SUBJECT RAW MATERIALS ARE "HEMP" OR "INDUSTRIAL HEMP" PRODUCTS OR COMMODITIES AND ANY OTHER REQUIRED TESTING.

(h) CLIENT REPRESENTS AND WARRANTS THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW AND REGULATIONS, CLIENT WILL SUBJECT THE FINISHED PRODUCT TO ANY REQUIRED TESTING, INCLUDING, BUT NOT LIMITED TO, TESTING THAT ESTABLISHES THAT THE FINISHED PRODUCT IS A "HEMP" OR "INDUSTRIAL HEMP" PRODUCT OR COMMODITY.

(i) CLIENT REPRESENTS AND WARRANTS THAT CLIENT AND/OR CLIENT'S SUPPLIER(S) HAVE OBTAINED ALL NECESSARY FOREIGN, FEDERAL, STATE, AND LOCAL LICENSES, PERMITS, PERMISSIONS, AND APPROVALS FOR THE POSSESSION, MANUFACTURE, TRANSPORTATION, DISTRIBUTION, SALE, MARKETING, OR ADVERTISING OF ALL RAW MATERIALS AND FINISHED PRODUCTS.

(j) AS APPLICABLE, CLIENT REPRESENTS AND WARRANTS THAT ALL FACILITIES IN WHICH ANY AND ALL RAW MATERIALS ARE PRODUCED ARE REGISTERERD WITH THE FEDERAL FOOD AND DRUG ADMINISTRATION UNDER THE PUBLIC HEALTH SECURITY AND BIOTERRORISM PREPAREDNESS AND RESPONSE ACT OF 2002.

11. Limitation of Liability.

(a) IN NO EVENT SHALL PROVIDER BE LIABLE TO CLIENT OR ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

(b) IN NO EVENT SHALL PROVIDER'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID TO PROVIDER FOR THE SERVICES SOLD HEREUNDER.

(c) PROVIDER SHALL NOT BE LIABLE FOR NONCONFORMING DELIVERABLES, REASONABLY DESCRIBED, IF (i) CLIENT DOES NOT INFORM PROVIDER OF THE ISSUE WITHIN THE INSPECTION PERIOD; (ii) IF APPLICABLE, PROVIDER IS NOT GIVEN A REASONABLE OPPORTUNITY AFTER RECEIVING THE NOTICE TO EXAMINE THE APPLICABLE FINISHED PRODUCTS; OR (iii) PROVIDER REASONABLY REFUTES CLIENT'S CLAIM THAT THE FINISHED PRODUCTS ARE DEFECTIVE.

(d) PROVIDER SHALL NOT BE LIABLE TO CLIENT IF: (i) CLIENT MAKES ANY FURTHER USE OF SUCH NONCONFORMING DELIVERABLES AFTER GIVING NOTICE TO PROVIDER THAT THEY ARE NONCONFORMING; (ii) A DEFECT ARISES BECAUSE CLIENT FAILED TO FOLLOW PROVIDER'S ORAL OR WRITTEN INSTRUCTIONS AS TO STORAGE, INSTALLATION, COMMISSIONING, USE OR MAINTENNCE OF THE FINISHED PRODUCTS; (iii) CLIENT ALTERS OR REPAIRS SUCH FINISHED PRODUCTS WITHOUT THE PRIOR WRITTEN CONSENT OF PROVIDER; (iv) CLIENT FAILS TO COMPLY WITH CLIENT'S OBLIGATIONS SET FORTH IN SECTIONS 5(b) AND (c); OR (v) RESULTING FROM SUCH CIRCUMSTANCES AS SET FORTH IN SECTION 5(d).

(e) IN NO EVENT SHALL PROVIDER BE LIABLE FOR ANY CLAIMS OR OTHER LEGAL ACTIONS ARISING OUT OF ANY LABELS, PACKAGING, INGREDIENTS, PRESERVATIVES, OR ANY OTHER SUBSTANCES OR MATERIALS SOURCED FROM CLIENT OR A THIRD PARTY USED IN THE PRODUCTION OF THE FINISHED PRODUCT.

(f) EXCEPT AS OTHERWISE SPECIFIED IN THIS AGREEMENT, IN NO EVENT SHALL PROVIDER BE LIABLE FOR ANY CLAIMS OR OTHER LEGAL ACTIONS ARISING OUT OF THE POSSESSION, MANUFACTURE, TRANSPORTATION, DISTRIBUTION, SALE, MARKETING, OR ADVERTISING OF ANY RAW MATERIALS OR FINISHED PRODUCT, INCLUDING, BUT NOT LIMITED TO, CLAIMS OR OTHER LEGAL ACTIONS RELATED TO INDUSTRIAL HEMP, HEMP, THC, CBD, CANNABINOIDS, MARIJUANA, OR ANY OTHER SUBSTANCE OR COMPOUND CONTAINED IN ANY RAW MATERIALS OR FINISHED PRODUCT.

12. Labels and Packaging. Client shall be solely responsible for ensuring that the label content for the Raw Materials and the Finished Products complies with the labeling requirements of any applicable foreign, federal, state, and local laws and regulations. Provider will perform the task of applying labeling at the sole direction of Client and assumes no liability for the content of the labeling provided by Client.

13. Formulation and Process. Client shall be solely responsible for the formulation, recipe, ingredients, safe handling, food safety and shelf stability of the Raw Materials and Finished Products.

14. Recall. Each party will immediately notify the other in writing should it become aware of any condition that could justify any recall or market withdrawal of any Raw Materials or Finished Products. The parties shall promptly consult with one another to determine whether a recall or market withdrawal is warranted and, if so, to develop a joint plan reasonably acceptable to each party for the manner of implementing the recall or remedy.

15. Indemnity.

(a) Client shall defend, indemnify, and hold Provider and its agents, employees, officers, directors, members and shareholders, harmless from and against all claims, actions, demands, proceedings, damages, costs and liabilities of any kind, civil or criminal, including reasonable attorney's fees and costs ("**Claims**") to the extent that such Claims arise out of or relate to: (i) any negligent or willful acts or omissions of Client, its employees, agents or subcontractors; (ii) any breach by Client of any representation, warranty, or covenant under this Agreement; (iii) the handling, use, or consumption of the Raw Materials or Finished Product, including, but not limited to product liability claims or other claims related to the handling, use, or consumption of the Raw Materials or Finished Product; (iv) any claim that the label content infringes the intellectual property rights of a third party; and (v) any local, state, federal, or foreign laws, statutes, or regulations pertaining to "industrial hemp," "hemp," cannabinoids, THC, Total THC, CBD, marijuana, a controlled substance, or any other substance contained in any Raw Materials or Finished Product.

16. Termination. In addition to any remedies that may be provided under these Terms, Provider may terminate this Agreement with immediate effect upon written notice to Client, if Client: (a) fails to pay any amount when due under this Agreement; (b) has not otherwise performed or complied with any of these Terms, in whole or in part; or (c) becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization, or assignment for the benefit of creditors.

17. Waiver. No waiver by Provider of any of the provisions of this Agreement is effective unless explicitly set forth in writing and signed by Provider. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement operates, or may be construed, as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege hereunder precludes any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18. Force Majeure. Provider shall not be liable or responsible to Client, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of Provider including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion, or hostilities (whether war is declared or not),

terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic, lockouts, strikes or other labor disputes (whether or not relating to either party's workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage, provided that, if the event in question continues for a continuous period in excess of fifteen (15) days, Client shall be entitled to give notice in writing to Provider to terminate this Agreement.

19. Assignment. Client shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Provider. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves Client of any of its obligations under this Agreement.

20. Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

21. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of these Terms.

22. Governing Law. All matters arising out of or relating to this Agreement are governed by and construed in accordance with the internal laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Oregon.

23. Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or relating to this Agreement shall be instituted in the federal courts of the United States of America or the courts of the State of Oregon in each case located in the County of Multnomah, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

24. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a "**Notice**") shall be in writing and addressed to the parties at the addresses set forth on the face of the Sales Confirmation or to such other address that may be designated by the receiving party in writing. All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt of the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

25. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

26. Survival. Provisions of these Terms which by their nature should apply beyond their terms will remain in force after any termination or expiration of this Agreement including, but not limited to, the following provisions: Governing Law, Submission to Jurisdiction, and Survival.

27. Amendment and Modification. These Terms may only be amended or modified in a writing stating specifically that it amends these Terms and is signed by an authorized representative of each party.